Exhibit 99.1

             Prepared Remarks of Roger I. Gale and Theodore R. Gwin
               Calypte Biomedical Corporation Second Quarter 2006
                        Analyst/Investor Conference Call
                                 August 9, 2006

Tim Clemensen - Calypte Biomedical Corporation - Rubenstein IR

Good afternoon and welcome to the Calypte Biomedical Second Quarter 2006 Results Conference Call. Joining us today from the Calypte management team are Roger Gale, Chairman and Chief Executive Officer and Ted Gwin, Chief Financial Officer. Management's comments can be accessed via the Internet at the following address www.calypte.com and click on Investors. The conference call will be available for replay through September 8, 2006. By now you should have received a copy of the Company's second quarter 2006 earnings release that was issued last Friday. If you have not, you can view the press release at Calypte's web site at calypte.com or feel free to contact our office at 212-843-8094 and we will fax it to you. In addition, the June 30, 2006, 10QSB was filed on August 7.

We'd like to remind you that during the course of this conference call the Company might make projections or other forward-looking statements regarding future events for the future financial performance of the company. We want to caution you that such statements are just predictions and that actual events or results may differ materially based upon factors discussed on this call or due to other events that are now unknown. Further we refer you to the documents the Company files from time to time with the Securities and Exchange Commission and other publicly filed documents. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Roger Gale, Chairman and CEO of Calypte Biomedical.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Tim.

Good afternoon and thank you for joining us on the call today. I am going to report to you today on the progress that we've made over the past quarter and in the time since I last spoke to you in May with my colleagues. I am pleased to report to you that I have myself relocated to Portland headquarters and I have assumed full-time duties as chief executive officer on the first of August this month of 2006.

Before I talk about our operations, Ted Gwin will review the financials and provide us with an update from his recent board trip to China at the end of the July, but before turning over to Ted, let me just recount several current issues related to our stock listing and our fund raising efforts. For now, we continue to trade on the American Stock Exchange as HIV. Following the formal notice period, we expect to trade on the OTCBB, the over-the-counter bulletin board. The stock will likely be dual listed on the pink sheets as well. That timing is expected to be August 21, 2006. We will put out an announcement as soon as we have our new stock symbol. While the adverse impacts of the press notice of our intention to withdraw from the AMEX has taken us somewhat by surprise, let me assure you that the transition to the OTCBB from the AMEX will have no impact on our ability to build product or meet shipment deadlines. My current operational focus is on matters within my control -- my control and my team's control. Control and influence and I'm taking an updated look now at Calypte business opportunities and not focusing on the short term sentiment associated with where the stock trades and at what price. As long as the stock is listed, it has always been heavily traded off the AMEX, I do not expect any long-term adverse reaction from our operational marketplace. With the help of our customers and our partners, we will execute on the sound business plan that we have envisioned since the middle of last year 2005 and that we continue to implement today. We have a large number of investors and many of you are listening to me today and many of you who followed Calypte for years, perhaps, know that we have had a considerable uphill task since the middle of last year to implement the early stages of our business plan. It is my responsibility to all of our constituents to focus on our business opportunities and, as these opportunities grow, to use their credibility to attract new and seasoned institutional investors.

Let me say what I can now about capitalizing the Company. In this transition phase, we have more flexibility on the OTCBB to capitalize the Company efficiently, which is very important, as we see several major opportunities looming for Aware HIV-1/2 Rapid Tests. We're particularly encouraged with the reception we've been receiving for our oral fluid test. That's our OMT Rapid Test. However, there are new challenges. In June we announced that the Company had entered into a subscription agreement to sell an aggregate $3 million dollars worth of our common stock. As of today, only $495,000 of this has been funded. The two investors concerned are in breach of the subscription agreement. We are working with the investor-representatives to remedy this situation. These agreements and the timeliness of the concomitant investments have been an integral part of our re-capitalization program. To date, we have hired placement agents, two placement agents, as reported in the 10QSB. In April 2005, we concluded an $8 million convertible note financing and entered into a $5.5 million credit facility with Marr. As of today, we have the ability to issue one additional promissory note under the 2005 Mar credit facility in the amount of the $500,000 prior to August 31, 2006.

During 2006, we offered to amend to $0.15 per share the exercise price of warrants issued in conjunction with our May and July 2004 private placements, our April 2005 8% convertible notes and our credit facility arrangements with Mar for those warrant holders agreeing to exercise all or part of their warrants by July 21, 2006. Warrant holders took advantage of this and it has helped strengthen our balance sheet. They exercised warrants to purchase an aggregate of 20 million shares of our stock at the reduced exercised price. We received approximately $258,000 in cash proceeds from this exercise and retired over $3.5 million of our outstanding secured debt. As part of this re-pricing offer, the investors also approved our withdrawal from the AMEX.

I'm pleased to have with me Ted Gwin, our CFO, and not to miss out Rick Brounstein, our Executive Vice President. He is also with us today and Rick will be available for the Q&A session.

Now let me turn it over to Ted who will review the financial results for Q2 and update you on his recent trip to China. I will then come back to you and discuss the ongoing operations and our plans for the future in some greater detail.

Over to Ted

Ted Gwin - Calypte Biomedical Corporation - CFO

Thanks, Roger.

As Tim said, we filed our second quarter 2006 10QSB on Monday, August 7. Today I want to give you some highlights of the quarter's activities and an update on China.

Revenue for continuing operations for the second quarter of 2006 totaled $49,000 compared with $89,000 for the second quarter of 2005, a decrease of 40,000, or 45%. In the second quarter of 2005, we also reported $705,000 in revenue attributable to sales of our Legacy Business products. The revenues and costs attributable to the Legacy business are classified as discontinued operations subsequent to the sale of the business in November of 2005.

Sales of our BED Incidence Test, which began in the fourth quarter of 2004 accounted for 100% of our second quarter 2005 sales from continuing operations and approximately 86% of our second quarter 2006 sales. The balance of our revenue for the second quarter of 2006 is from sales of our HIV-1/2 Oral Fluid Rapid Test to our South African distributor.

The Company has received notification that its HIV-1/2 BSP blood rapid test has been approved for addition to the USAID waiver list. This is an important step with helping the sales process in Africa and other USAID supported countries. We're in the process of performing additional field studies for USAID and WHO for our HIV-1/2 Oral Fluid Rapid test, which should be concluded within 120 days. These studies are required for that test to be placed on the USAID waiver list.

Our gross margin decreased from 75% of sales in the second quarter of 2005 to a minus 59% in the second quarter of 2006. However, analyzing current rates is not too meaningful and they are not indicative of future results, which we expect will trend to an average gross profit of 50%. Because of the minimal amounts of revenues and product quantities, the timing of minimum annual royalty payments, which are charged as cost of sales, have a significant impact on the percentages.

Further, in both 2005 and 2006, product costs were based on pilot plant size production lots and did not reflect the economies of scale that we expect to achieve in a commercial scale operation.

Research and development costs decreased by $334,000, or 47%, from $710,000 in 2005 to $376,000 in 2006. The decrease primarily reflects the elimination of our previous Rockville, Maryland facility based R&D staff and its related operations as a result of our business restructuring in the second quarter of 2005. While we continue to incur travel and other costs related to the support of our manufacturing facilities in Thailand and China and for various international clinical trials of our rapid tests during the second quarter of 2006, those expenses decreased compared to the level incurred during the second quarter of 2005. Offsetting the decreases noted was $64,000 of research and development expense related to our rapid tests and incurred in conjunction with our Beijing Marr Chinese Joint Venture, which did not exist in 2005.

Selling, general, and administrative costs decreased by $1.092 million, 53%, from $2.046 million in 2005 to $954,000 in 2006. The primary components of the net decrease included the following:

      o A decrease of approximately $535,000 related to the charge for the restructure of our operations and closure of the Maryland and California facilities that was unique to the second quarter of 2005.

      o A decrease of approximately 264,000 in marketing expenses, and

      o A net decrease of approximately $179,000 in general and administrative management and consulting expense.

Our loss from operations for the second quarter of 2006, at $1,359,000, reflects a 49% decrease compared with the $2,689,000 loss reported for the second quarter of 2005. We recorded net interest expense of $2,492,000 for the second quarter of 2006 compared with $2,078,000 of net interest income in the second quarter of 2005. This was primarily due to the accounting for the derivative and anti-dilution obligations of our 2005 convertible note financing which were required to be adjusted to their fair value at each balance sheet or other measurement dates, with the change in value being recognized at interest expense or income. This interest expense and income category is almost entirely non-cash.

I would like now to turn to the update of China where I just returned from last week. We've hired a new chief operating officer, David Harris, to manage the day-to-day operations in China. He has lived in China for many years and is fluent in both Mandarin and Cantonese, as well as having a law degree from Beijing University. Prior to accepting the COO position, David was instrumental in the successful completion of the SFDA submission for our HIV-1/2 Test.

The factory renovations are now complete and the GMP validation and re-certification has begun. We anticipate this will take approximately 60 to 90 days to complete. Upon completion of this process, this manufacturing facility will be available to support our Thailand facility as the expected level of sales into Africa and the Middle East expand. In addition to manufacturing for export, this facility will manufacture the HIV-1/2 Oral Fluid Test that is undergoing the SFDA review and approval, as well as any of the tests we acquired with the factory that we ultimately intend to sell.

As I know there's a lot of focus on the SFDA process, let me give you a chronology of events to date. The application to market our Aware HIV-1/2 OMT Rapid Test is continuing through the SFDA approval process. Prior to submission, we had our application reviewed extensively for both form and content by SFDA expert consultants. Then, in accordance with the Chinese Drug Registration Regulations; we submitted our application to the Beijing Drug Administration, or the BDA, on December 27 of last year. The application has since passed a number of important milestones in the approval process.

On January 12, 2006, we were notified that the BDA had completed their initial review of our application and found it to be sufficiently complete and in compliance with regulations for formal considerations. During the week of January 23, the BDA inspected our facilities in R&D records in connection with our application. (This is the standard inspection that all applicants have to pass.) On January 25, 2006, we submitted several supplements to our application in response to requests for some additional information made by the BDA following their inspection. During the week of February 20, 2006, the BDA forwarded our application to the SFDA in accordance with the processing timeline specified in the Chinese Drug Registration Regulations.

On March 14, 2006, we were notified that the samples of our HIV-1/2 OMT test kits that had been selected by the BDA inspectors during their factory visit had passed evaluation and inspection by the National Institute for the Control of Pharmaceutical and Biological Products, otherwise known as the National Labs.

What's next? The statutory review period of approximately 100 business days has passed and we have not yet received a formal response as expected from SFDA. We must point out the statutory timelines given by the SFDA are guidelines and are not absolute. We've been in touch with the SFDA. They are aware that they are late and have expressed concern and continued interest in having an oral fluid HIV rapid test available in China soon. They have indicated to us that they are making every effort to get our application back on track.

The next major milestone in the approval process is for applications to be reviewed by an SFDA expert committee, which is required for all novel HIV diagnostic products such as our Aware HIV-1/2 OMT Rapid Test. These committees meet monthly and we should expect to be on the docket in October, and yesterday its project director has said he will make every effort to get us on in September. Oral Fluid HIV Tests are unique and new to China, and based on our experience with U.S. FDA, we have anticipated the likely time-consuming questions that will come from that review. During the time since we submitted our application, we have conducted additional clinical trials for the Chinese CDC in expectation that the SFDA expert panel will ask for more data. We should have the final report on both trials shortly and we have seen the raw data and feel very good about the results. I would like to point out that the approval process has been an iterative one, and much of what happens is not in our control. We feel strongly that China believes in the value in our product and we are confident in the quality and reliability. We will continue to work closely with the SFDA as the product moves forward towards final approval.

I will now turn the call back over to Roger who will more fully discuss our business strategy and current plan.

Roger Gale - Calypte Biomedical Corporation - Chairman and CEO

Thank you, Ted.

To begin with, I would like to do a quick recap of our recent history to set the second part of what I'm going to say into context. In mid-2005, the Company created a restructuring and re-capitalization plan in order to reposition the Company for success and build value for stockholders. Since then, the Company has been diligently executing upon that plan (even if, in reality, we have not necessarily been rewarded to the extent that we would like by the market place). First, the company proceeded with successfully selling off its Legacy lab-based urine test and blood confirmatory test and consolidated and relocated its offices to Lake Oswego, Oregon. These actions result in a reduction in spending by over 50% to less than 500,000 a month and in Ted's report just earlier, we can now see the benefits of that restructuring coming through. Simultaneously, the Company invested $3 million in its new "Ani platform" technology including acquiring the necessary rights to introduce an HIV-1/2 diagnostic test and other STD tests into the U.S., Europe, and other important markets, without fear of violating certain patents held by our competitors. This set the base for us to introduce a new and expanded diagnostic offering into both professional and over-the-counter markets. In early 2006, the Company further invested in a 51% stake in the manufacturing facility in Beijing China through a joint venture and Ted has just referred to this joint venture. And in conjunction with this ongoing SFDA process in China that Ted described, we have renovated the production plant and we are now working to get it GMP compliant.

We have recently announced plans for humanitarian programs into Africa, initially through the MineSeeker Charity. Today, we received the first substantial order for 100,000 tests into the United Arab Emirates (UAE) and have been told by our distributor to expect additional country approvals in the region soon. All of this is good news as we validate that we can sell a product that we, within Calypte, have all known to be very high quality and unique for some considerable period of time. The point here is that having a back-up manufacturing site ready in China to support our Thailand manufacturing capability is an important tactical move - one that we have invested in some considerable time ago.

With GMP approval in China, we can build product for export, pending our SFDA approval for sale into the domestic Chinese market. This will give us invaluable experience that will help in ramping up the factory for China production. This factory is intended to handle production volumes of up to 10 million tests per month and our initial experience will be invaluable in meeting this objective.

In May 2006, the Company announced that it had hired me to lead the Company through the final stages of their structuring and re-capitalization process and then, secondly, my assignment was to implement the new business plan and bring the company into breakeven and then profitability within the next 1-1/2 to 2 years.

We had previously announced to you in our public filings that we intended raising $15 to $20 million, and as I had indicated earlier, we have hired two placement agents in this regard. Our objective is to capitalize the Company sufficiently to bring it into break-even and profitability over the next 1 to 2-1/2 years or sooner and allow us to proceed full bore with our business plan, capitalizing on the investments we've made over the past two years and which have yet to bear fruit. Further, it places us in a very strong partnering and negotiating position, especially as we validate our U.S. technology built around the Ani platform that I referred to earlier.

We don't have any further definitive agreements in place at this time on the financing side, so I am going to move on to just talk about the capital market situation. I, and my management team, believe that if we are successful with the fundraising, i.e., the $15 to $20 million, we will not have to access the capital market again during the next two-year period in order to meet our current objectives. But we can build and move on to build this business into a profitable ongoing venture. It is not my intention to repeat again our overall strategy and business plan for the Company; however, I do want to re-emphasize to you that the management is continuously driving the restructuring and re-capitalization plans and substantial progress is being made in important areas, not least of which many of these important areas where we are making progress are not short-term developments but do require medium and long-term efforts to arrive at some achievement.

Our vision is to open up the global markets to our current range of HIV diagnostic tests and to broaden our product range in HIV and STD tests through developments in our technology. While today we are developing a world-class professional care product, tomorrow we intend to not only capitalize on that opportunity but expand with a developed world over-the-counter product offering and eventually broaden the company's product range to the less-regulated, broader market use diagnostic tests beyond HIV. We envision developing a multi-platform offering in time, as many of the diseases that we diagnose are complementary to each other - i.e., they're often found together, for example, syphilis and HIV.

I want to just pause for a moment then and just make a few points with regard to our key initiatives and I do apologize if some of these have been touched on already but I do want to re-emphasize them. First, is our development in the Chinese market. I don't want to repeat what Ted has already said, but the Chinese market for HIV diagnostic tests is expected to grow from about $12 million in 2003 to over $150 million by 2011. Once approved, our Aware HIV oral test will be the only alternative fluid rapid test available in China. Our joint venture is putting in a sales and marketing plan to capture between 15% and 25% of that Chinese market for diagnostic screening tests and we expect to achieve that within the next two years, following approval. In my opinion, this is realistic. Only a non-blood test, such as the one that we have, can safely be distributed on a wide scale to meet the Chinese government's formal goals in fighting HIV and AIDS. Further, this sales and marketing program is building relationships with key figures in the Chinese government who support and drive and initiative, the company has determined, is essential to gaining significant market share for its products as well as opening doors to the introduction of other over-the-counter versions of its Aware product in China. To this end, Calypte and Marr together in the joint venture that we have formed will make an additional investment in China of over $2.5 million, primarily in the next 12 months, as we begin the ramping up of our sales process.

Second, I'd like to talk about the Indian market which, regrettably, in the past has been, perhaps, underplayed as we emphasized China. With an estimated 5.1 million infections, India has the world's highest number of HIV/AIDS infected people, second only to South Africa, and the market for HIV diagnostic testing is expected to grow in excess of 20% annually. Calypte is seeking approval to sell into 3 markets in India -- the military, the private sector, and the government sector. The Company has begun field evaluation of its Aware OMT test in India and expects to file for approval in all of those three markets based on the capabilities and approvals achieved in our Chinese facility. Once again, this Aware oral test will be the only alternative HIV rapid test available in India. While sales and marketing plans are not as well as developed as in China, on the strength of this test, I have set a target for the management team for the Company to capture between 25% and 50% within 3 years following approval and launch.

Third is the development of the regional over-the-counter market. Beyond the U.S., Calypte is pursuing OTC market opportunity in the Middle East and Eastern Europe. The Company has already begun selling this test to its distributor, Joseph & Gionis, and as I said earlier, we had received an order for 100,000 units today. Our distributor is Joseph and Gionis and they are distributing for us throughout the region. The total number of countries to which they have the exclusive right is 21. We have also begun the process that will enable us to introduce the over-the-counter test in Eastern Europe, particularly in Russia, as additional registrations and approvals are obtained. We filed for approval within Russia and plan to work with Marr, our partner, there to develop a sales and marketing plan.

Fourth, I'd like to emphasize the development of regional professional markets. Calypte is pursuing individual country markets in Africa, South Asia, and Latin America for the professional version of our Aware OMT Rapid Test. In aggregate, these markets are expected to grow by 10% annually; however, growth rates are higher in certain key countries and this is where the Company will focus particular efforts. The Company has already begun selling its HIV OMT Rapid Test in South Africa and you will be aware through our press releases that we have received our first order from the MineSeeker Foundation. That order we expect to total 1 million tests over the next 12 months, and we anticipate that will ramp up to 5 million tests annually. We intend to build on this humanitarian approach. These groups have a sincere interest in fighting HIV, AIDS epidemics, and have the funds to make it happen. It is well documented that diagnosing HIV is the key to controlling AIDS and reducing the prevalence and we believe, and MineSeeker has validated, the safety, ease of use of the non-blood tests like our Aware OMT tests is the perfect diagnostic tests for this market. In addition to South Africa, Calypte has approvals in Kenya, Malaysia, Uganda, and Zimbabwe. Calypte has also recently obtained USAID approval of the Aware HIV blood tests, which will be added to the USAID waiver list. The Company is also underway in qualifying for the USAID waiver list with its Aware OMT test. Being on that Waiver list, we believe further validates our product and qualifies both products - blood and oral fluid tests - for inclusion in the U.S. government $6 billion PEPFAR subsidized testing program.

Fifth, the development of the market for the HIV BED Incidence Test. Calypte supports the CDC Incidence Test as a contract manufacturer. This test is used for surveillance purposes. During the second quarter of 2006, the CDC issued a revised protocol that has been accepted by the UNAIDS and the World Health Organization to address certain conditions that may have resulted in over-estimation of Incidence. We believe this test design and use and the interpretation of its results will continue to evolve as the public health agencies and the CDC gain experience with it. We believe this product has a continual role in the fight against HIV AIDS.

Sixth, and I'm towards the end of my key points here, the development of the U.S. over-the-counter HIV tests. The U.S. is the largest market for HIV diagnostic tests in the world, with 2005 revenue for screening tests estimated at $165 million. The FDA advisory panel recently supported the development of the process to bring an OTC test to the United States and that's a very, very important development. Calypte has invested approximately $3 million to obtain the technology and equipment required to manufacture such a product in the U.S. and this, for us, is a longer-term investment where we expect to reap considerable future rewards. Calypte is well positioned to deliver this U.S. OTC market rapid assay for HIV and other diseases of public health interest. The first step will be to obtain approval for the test in the professional use market. That product is in the lab today. With this approval, the Company will have 1 of only 2 oral fluid HIV tests approved for sale in the U.S. and the Company expects to successfully compete in the U.S. professional market while also focusing clinical efforts on the OTC market. The Company expects that it will capture somewhere between 33% and 50% of the U.S. OTC market. It is expected that we will have strong margins and that this product can position the Company for possible partnership and strategic relationships. We are building this product around a market position that would be protected by strong patent barriers.

And finally, just a couple of early comments on some new developments: First, Calypte has identified several new promising diagnostic products that it is developing in partnership with the U.S. CDC. These products include an HIV Rapid Incidence Test and a Rapid Test for syphilis. The Company is in the process of obtaining a second license from Ani Biotech for a new rapid test platform that enables simultaneous screening of a sample for multiple analytes on a single test device, which we call our Multi-Test platform. Such a platform is suitable for point-of-care testing of blood, oral fluid, and urine samples. Calypte's license will be exclusive for oral fluid and urine, and non-exclusive for blood. By grouping multiple tests on the same device, the multi-platform test offers a less expensive and more convenient way to perform diagnostic testing.

And now I want to wrap up, but in wrapping up I would just like to look back very briefly. We have now completed a significant and diverse number of field studies of our Aware blood and oral tests in some of the most challenging settings known for an HIV screening test, and these tests, our tests, have consistently demonstrated performance that is on par with rapid blood tests out in the market. While we have expected this level of performance from our blood tests, it is a remarkable achievement for an alternative fluid rapid test such as our oral test to compete on par with the same or better test results as blood. Of course, the ultimate test for our products is not how they perform in the field studies, but how they perform in the market and here too the news is good. As some of our recent press releases demonstrate, the sales momentum for our Aware test is beginning to build. I'm optimistic that over the next 12 months we will see our Aware line validated, not just in field studies and regulatory evaluations, but by the market itself. Looking towards the future, we will stepwise expand the reach of our HIV testing products into the higher margin segments and markets. We have already rolled out and received the first approval in the UAE for our OTC version of our products, and, with today's order, we are moving ahead. We have in development the next generation of our Aware range of products which will be a professional market product for developed countries such as the U.S. which we intend to follow as quickly as possible with an over-the-counter version. Each of these steps will bring us into markets with successively higher margins.

And last, as we gain experience in market validation of our next-generation Aware platform, it sets the stage for us to expand beyond our HIV testing line. We will build a profitable Company on the HIV platform and a much larger Company and profitable Company with the product offerings going forward.

Thank you very much, ladies and gentlemen. Our conference call today has been a little longer than usual. The reason is we just wanted to make sure that one or two short-term developments, adverse developments have not detracted the management and the company from its medium- to longer-term goal of building stockholder value, and getting our products out into the marketplace, and getting profitable as soon as possible. So we thank you very much for bearing with us and thank you to my colleagues and thank you all for listening in. Bye Bye.